Exhibit 99.1

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
FischerHealth
Helen Phung
(310) 577-7870 x109
phung@fischerhealth.com

NEWLY TRAINED ESSURE® PHYSICIANS ACHIEVE 94.6 PERCENT BILATERAL PLACEMENT SUCCESS

New PAS data approved by FDA for labeling change

MOUNTAIN VIEW, Calif. (October 20, 2006) – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today announced that it has received approval from the U.S. Food and Drug Administration (FDA) to update the successful bilateral placement rate data on the Essure product labeling to 94.6%.

This update is based on the Company’s recently completed post-approval study with physicians newly trained to perform the Essure procedure.  The PMA supplement filed in November, 2005 supports a successful bilateral placement rate claim for the Essure procedure of 94.6%, compared to the previously approved 86.0% currently on the Essure label from earlier clinical studies.  In collaboration with the FDA, the Company has included in this placement rate data the intentional placement in nine patients that had known tubal occlusions which is contra-indicated for Essure placement.  Placement rates are thus higher when physicians follow label instructions for the insertion of the Essure device.

“This is another important milestone for the Essure device and joins the growing track record of safety, efficacy and effectiveness,” commented Mark Sieczkarek, president and chief executive officer of Conceptus.  “The Essure product has been proven in commercial results to have an even higher placement rate than during the clinical trials and demonstrates the wide range of patients the Essure device is available to and the ease with which the Essure procedure can be performed.  We estimate more than 74,000 Essure procedures have been performed worldwide, and with zero pregnancies in the clinical study group the Essure device remains the better choice for female permanent birth control.”

Additional Labeling Updates

In discussions with the FDA on the PMA Supplement filed by the Company regarding the post approval study on the concomitant use of the Essure device and the GYNECARE THERMACHOICE* UTERINE BALLOON THERAPY SYSTEM endometrial ablation, the Company is agreeing to make certain Essure product label changes and to notify physicians of these modifications.  First, the company will be changing the Essure product label to reflect that concomitant procedures between the Essure device and endometrial ablation technologies should not be performed due to the possible inability to complete the Essure confirmation test that determines tubal occlusion.  The inability to complete the confirmation test was seen in some women in the study due to interference of the uterine tissue following the ablation procedure.  Furthermore, the Company will change the Essure product label to indicate that the THERMACHOICE procedure should not be performed earlier than three months following Essure placement and the completion of the Essure confirmation test.  Physicians will be notified that women are not to rely on the Essure product for their birth control that have had a concomitant procedure and were unable to complete the confirmation test.

Due to the manner in which concomitant procedures are reimbursed, the Company does not believe that there have been a meaningful number of concomitant procedures performed.

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.  The Essure procedure is 99.80% effective after four years of follow-up.  The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on 5 years of follow-up. Five year follow-up of all patients in clinical trials is ongoing.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide.  The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding placement rates, the performance of the Essure device, concomitant usage and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

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